                                                                    Exhibit 10.7



                                November 12, 1998


Mr. Andrew R. Amicon
7612 North Goodrich Square
New Albany, Ohio 43054


Dear Mr. Amicon:

         Reference is made to the letter agreement dated August 17, 1998 (the "Agreement") between Universal Hospital Services, Inc., a Minnesota corporation ("UHS" or the "Company") and you. This letter amends and restates the Agreement in its entirety.

         You currently serve as General Manager, Alternate Care of the Company. This Amendment reflects your promotion to a new position as herein provided. For this reason and for other good and valuable consideration and to provide for your services to UHS following the Acquisition, the parties hereto agree as follows:

         1. Position; Duties. From and after the date hereof, the Company shall employ you, and you agree to serve and accept employment, for the Term (as defined herein), as Vice President--Alternate Care Rentals of the Company, subject to the direction and control of the Board of Directors of the Company (the "Board") and, in connection therewith, to oversee and direct the development of specified Alternate Care Rentals and Sales of the Company as determined in conjunction with the Chief Executive Officer of the Company and to perform such other duties as the Board or the Chief Executive Officer of the Company may from time to time reasonably direct. During the Term, you agree to devote all of your time, energy, experience and talents during regular business hours, and as otherwise reasonably necessary, to such employment, to devote your best efforts to advance the interests of the Company and not to engage in any other business activities of a material nature, as an employee, director, consultant or in any other capacity, whether or not you receive any compensation therefor, without the prior written consent of the Board. It is understood and agreed that you may perform your duties while maintaining residency in the State of Florida for a period not to exceed six months during any calendar year. You shall not be given duties inconsistent with your executive position.

         2. Term of Employment Agreement. The term of your employment hereunder shall begin as of August 17, 1998 and end as of the close of business on August 17, 2001, subject to earlier termination pursuant to the terms hereof (the "Term"). Following the initial Term, this Agreement shall automatically be renewed for successive one-year terms (each a "Renewal Term") unless notice of termination is given by either party upon not less than 30 days' written notice prior to the date on which such renewal would otherwise occur.

Mr. Andrew R. Amicon
November 12, 1998
Page 2



         3. Compensation and Benefits.

         (a) Base Salary. Your base salary, pro rated for the remainder of the 1998 calendar year, shall be at an annual rate of $125,000, payable in equal bi-weekly installments. Such base salary shall be adjusted annually based on changes in the consumer price index (all urban consumers, U.S. city average). Your base salary will be reviewed beginning in 1999. Necessary withholding taxes, FICA contributions and the like shall be deducted from your base salary.

         (b) Bonus. In addition to your base salary, beginning in 1999, you shall have the opportunity to receive a bonus of up to 100% of your base salary, based on the achievement of the annual EBITDA targets applicable to all other Executive Employees (as defined in Paragraph 4(d) hereof) of the Company that participate in the bonus program (such targets, as they may be adjusted by the Board of Directors of the Company from time to time with respect to all such management employees in the same manner, in good faith, to reflect any acquisitions, dispositions and material changes to capital spending (the "Management Targets")). The amount of such bonus would rise linearly from 0% of base salary to 100% of base salary based on achievement of EBITDA of 90% to 110% of target EBITDA. No bonus shall be payable if EBITDA is 90% or less of target EBITDA.

         (c) Options. In connection with the Agreement, you received options to purchase a total of 16,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), which options were granted under the Company's 1998 Stock Option Plan (the "Plan"). A copy of the Plan has been provided to you. In connection with this Amendment, you will also receive options to purchase a total of 73,444 shares of Common Stock granted under the Plan (the "Additional Options"). Such Additional Options will be granted at an exercise price equal to the fair market value of the Common Stock as determined by the Board of Directors on the date of grant and will vest in accordance with, and will have such other terms as provided in the Incentive Stock Option Agreement attached hereto as Annex A and the Plan.


         (d) Other. You shall be entitled to such health, life, disability, vacation, pension, sick leave and other benefits as are generally made available by the Company to its executive employees. All continuous service with Patient's Choice Healthcare, Inc. ("PCH") (whether before or after March 17, 1998) will be recognized by the Company for purposes of the Company's welfare benefit plans and for eligibility and vesting purposes under the Company's 401(k) plan, but not for purposes of the Company's defined benefit pension plan. Your benefits will also consist of five weeks paid vacation time (pro-rated for 1998), an annual physical exam and reimbursement for tax preparation costs.

Mr. Andrew R. Amicon
November 12, 1998
Page 3



         4. Termination.

         (a) Death. This Employment Agreement shall automatically terminate upon your death. In the event of such termination, the Company shall pay to your legal representatives your base salary and continue to provide the benefits hereunder, in each case in monthly installments for six months following such termination.

         (b) Disability. If during the Term you become physically or mentally disabled, whether totally or partially, either permanently or so that you are unable with reasonable accommodation substantially and competently to perform the essential functions of your position for a period of 90 consecutive days or for 90 days during any six-month period during the Term (a "Disability"), the Company may terminate your employment hereunder by written notice to you. In the event of such termination, the Company shall for six months following such termination (i) pay to you your base salary in monthly installments and (ii) continue to provide to you (concurrent with your COBRA benefit continuation period) the health (including dental and life) insurance benefits referenced in Paragraph 3(d) on the same basis, generally as in effect for you prior to such termination. Upon such termination, any benefits which you may have been receiving under the Company's short-term disability plan shall cease.

         (c) Cause. Your employment hereunder may be terminated at any time by the Company for Cause (as defined herein) by written notice to you. In the event of such termination, all of your rights to payments (other than payment for services already rendered) and any other benefits otherwise due hereunder shall cease immediately, except as required by law. The Company shall have "Cause" for termination of your employment hereunder if any of the following has occurred:

                  (i) your continued failure, whether willful, intentional or grossly negligent, after written notice, to perform substantially your duties hereunder (other than as a result of a Disability);

                  (ii) dishonesty in the performance of your duties hereunder;

                  (iii) conviction or confession of an act or acts on your part constituting a felony under the laws of the United States or any state thereof;

                  (iv) any other willful act or omission on your part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries;

Mr. Andrew R. Amicon
November 12, 1998
Page 4



                  (v) you have breached any provision of this Employment Agreement contained in Paragraphs 6, 7 and 8 hereof; or

                  (vi) you have breached any provision of this Employment Agreement (other than paragraphs 6, 7 or 8 hereof) and such breach shall not have been cured within sixty days after notice thereof from the Company to you.

         (d) Without Cause. Your employment hereunder may be terminated at any time by the Company without Cause by written notice to you. In the event of such termination, the Company shall (i) continue to pay you your base salary through the date which is twelve months from the Date of Termination (as defined herein) and (ii) pay to you a prorated bonus based upon the number of days that you were employed by the Company during the fiscal year to which such bonus relates, such bonus to be payable at such time as annual bonuses with respect to such fiscal year are paid to all other similarly-situated employees who are employed by the Company on the last day of such fiscal year. It is acknowledged and agreed that termination of your employment upon expiration of the Term or any Renewal Term shall not be deemed to constitute a termination without Cause for purposes of this Employment Agreement or for any other purpose. For purposes of this Employment Agreement, "Executive Employees" shall be deemed to mean the Vice Presidents of the Company.

         (e) Resignation Without Good Reason. You may terminate your employment hereunder upon 60 days' prior written notice to the Company, without Good Reason (as defined herein). In the event of such termination, all of your rights to payment (other than payment for services already rendered) and any other benefits otherwise due hereunder shall cease upon the date of such termination, except as required by law. It is acknowledged and agreed that termination of your employment upon expiration of the Term or any Renewal Term shall not be deemed to constitute resignation without Good Reason for purposes of this Employment Agreement or any other purpose. It is understood and agreed that, for purposes of Section 2.2 and 2.3 of the Stockholders' Agreement (as defined in Section 10 hereof) and for purposes of your Incentive Stock Option Agreements, if the Company should notify you that it is not renewing this Agreement for a Renewal Term as provided in Section 2 hereof, termination of your employment, or a resignation by you, in such event shall not be deemed to constitute a resignation without Good Reason.

         (f) Resignation For Good Reason. You may terminate your employment hereunder at any time upon 30 days' written notice to the Company, for Good Reason. In the event of such termination, the Company shall (i) continue to pay you your base salary though the date which is twelve months from the Date of Termination and (ii) pay to you a prorated bonus based upon the number of days that you were employed by the Company during the fiscal year to which such

Mr. Andrew R. Amicon
November 12, 1998
Page 5



bonus relates, such bonus to be payable at such time as annual bonuses with respect to such fiscal year are paid to all other Executive Employees who are employed by the Company on the last day of such fiscal year.

         You shall have "Good Reason" for termination of your employment hereunder if, other than for Cause, any of the following has occurred:

                  (i) your base salary has been reduced other than in connection with an across-the-board reduction (of approximately the same percentage) in compensation to all Executive Employees imposed by the Board in response to negative financial results or other adverse circumstances affecting the Company;

                  (ii) the Company has reduced or reassigned a material portion of your duties hereunder;

                  (iii) your illness, that in the good faith determination of the Board of Directors of the Company is likely to result in you becoming disabled and unable to continue your employment with the Company; or

                  (iv) the Company has breached this Employment Agreement in any material respect.

         (g) Date and Effect of Termination. The date of termination of your employment hereunder, pursuant to this Paragraph 4, shall be, (i) in the case of Paragraph 4(a), the date of your death, (ii) in the case of Paragraphs 4(b), (c) or (d), the date specified as your last date of employment in the Company's notice to you of such termination or (iii) in the case of Paragraph 4(e) or 4(f), the date specified in your notice to the Company of such termination (in each case, the "Date of Termination"). Upon any termination of your employment hereunder pursuant to this Paragraph 4, you shall not be entitled to any further payments or benefits of any nature pursuant to this Employment Agreement, or as a result of such termination, except as specifically provided for in this Employment Agreement, the Stockholders' Agreement (as defined in Paragraph 10 hereof) in any stock option plans adopted by the Company in accordance with Paragraph 3(b) hereof, or as may be required by law. Your agreements in Paragraphs 6, 7 and 8 hereof shall survive the termination of your employment as herein provided.

         (h) Other Employment. Notwithstanding anything in this Employment Agreement to the contrary, if your employment hereunder is terminated pursuant to Paragraph 4(d) or if you terminate your employment pursuant to Paragraph 4(f), and if prior to the date which is twelve months after the Date of Termination you find other employment, the amount of payments or

Mr. Andrew R. Amicon
November 12, 1998
Page 6



benefits payable to you after such termination in accordance with the terms of this Employment Agreement shall be reduced by the value of your compensation in your new employment through the date which is twelve months after the Date of Termination.

         (i) Termination Following Non-Renewal. In the event that (i) your employment hereunder is not renewed at the end of the Term or any Renewal Term pursuant to a notice of termination given by the Company to you in accordance with Paragraph 2 hereof, (ii) you are still employed by the Company after such non-renewal as an employee at will, (iii) the Company thereafter terminates your employment as an employee at will, and (iv) no circumstances exist at the time of such termination which would constitute "Cause" as set forth in Paragraph 4(c) hereof, any amounts to which you are entitled under any severance plan or program of the Company then in effect which is generally applicable to employees of the Company shall be paid to you in accordance with the terms of such plan or program.

         5. Acknowledgment. You agree and acknowledge that in the course of rendering services to the Company and its clients and customers, you will have access to and become acquainted with confidential information about the professional, business and financial affairs of the Company and its affiliates. You acknowledge that the Company is engaged and will be engaged in a highly competitive business, and the success of the Company in the marketplace depends upon its good will and reputation for quality and dependability. You agree and acknowledge that reasonable limits on your ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and good will.

         6. Confidentiality. You agree that during and at all times after the Term, you will keep secret and will not use for the benefit of anyone other than the Company all confidential matters and materials of the Company (including its subsidiaries and affiliates), including, without limitation, know-how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its subsidiaries and affiliates) products, processes, customers and services and other business and financial affairs of the Company (collectively, the "Confidential Information"), to which you had or may have access and will not disclose such Confidential Information to any person other than the Company, their respective authorized employees and such other person to whom you have been instructed to make disclosure by the Board, in each case only to the extent required in the course of your service to the Company hereunder or as otherwise expressly required in connection with court process. "Confidential Information" shall not include any information which is in the public domain during or after the term, provided such

Mr. Andrew R. Amicon
November 12, 1998
Page 7



information is not in the public domain as a consequence of disclosure by you in violation of this Employment Agreement.

         7. Non-competition. During the Prohibition Period (as hereinafter defined), you will not, in any capacity, whether for your own account or for any other person or organization, directly or indirectly, within the United States or Canada (a) own, operate, manage or control, (b) serve as an officer, director, partner, employee, agent, consultant, advisor or developer or in any similar capacity to, or (c) have any financial interest in, or aid or assist anyone else in the conduct of, any person or enterprise which is engaged in the business of medical equipment rental or lease or related sales of equipment and supplies. As used herein, "Prohibition Period" means the period from and after the Closing Date to and including the later of (i) the date which is eighteen months from the Date of Termination and (ii) August 17, 2001.

         The non-competition agreement contained in this Paragraph 7 shall not prevent you from owning, directly or indirectly, up to five percent (5%) of the publicly traded stock in any corporation which is engaged in the medical equipment rental or leasing business. For purposes of this Agreement, the term "publicly traded" shall mean traded on a recognized national exchange or quoted on the NASDAQ National Market System in the United States.

         8. Non-solicitation. During the Prohibition Period, you will not, directly or indirectly, hire, recruit, solicit, call upon, divert, take away, entice or in any other manner persuade or attempt to do any of the foregoing with respect to, any employee, independent contractor, dealer, supplier, client, customer or business contact of the Company or any of its subsidiaries (including PCH) to discontinue his or her position or relationship or violate any agreement with the Company or any of its subsidiaries as employee, independent contractor, dealer, supplier, client, customer or business contact, except with the prior written consent of the Board, which consent shall be given at the sole discretion of the Board.

         The non-solicitation agreement contained in this Paragraph 8 shall not apply to (i) any employee of the Company or PCH whose employment relationship with the Company or PCH has been terminated for at least six months prior to the date of such hiring, recruitment or solicitation and (ii) any such employee whose employment is terminated for any reason by the Company or PCH.

         9. Modification; Equitable Relief.

         (a) You agree and acknowledge that the duration, scope and geographic area of the covenants described in Paragraphs 6, 7 and 8 are fair, reasonable and necessary in order to protect the good will and other legitimate interest of the Company and its subsidiaries, that

Mr. Andrew R. Amicon
November 12, 1998
Page 8



adequate consideration has been received by you for such obligations and that these obligations do not prevent you from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that any restriction contained in Paragraphs 6, 7 or 8 are not reasonable, that consideration is inadequate or that you have been prevented unlawfully from earning a livelihood, such restriction shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in such Paragraphs 6, 7 or 8 as will render such restrictions valid and enforceable.

         (b) You acknowledge that the Company will suffer irreparable harm as a result of a breach of this Employment Agreement by you for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by you of any provision of this Employment Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including without limitation specific performance, injunctive relief, a temporary restraining order and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain any such breach without the necessity of proving damages, posting a bond or other security and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Employment Agreement against you, and you hereby consent to the entry of such relief against you and agree not to contest such entry. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action by you against the Company or any of its subsidiaries, whether predicated on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this Employment Agreement. You agree not to defend on the basis that there is an adequate remedy at law.

         10. Stockholders' Agreement. In connection with the acquisition of any equity securities, or options therefore, of the Company, you will be expected to enter, and you agree to enter, into a stockholders' agreement with the other equity investors in the Company, substantially in the form attached hereto as Exhibit B (the "Stockholders' Agreement").

         11. Life Insurance. The Company may, at its discretion and at any time after the execution of this Employment Agreement, apply for and procure, as owner and for its own benefit, and at its own expense, insurance on your life, in such amount and in such form or forms as the Company may determine. You shall have no right or interest whatsoever in such policy or policies, but you agree that you will, at the request of the Company, submit yourself to such medical examinations, supply such information and execute and deliver such documents as may be required by the insurance company or companies to which the Company or any such subsidiary has applied for such insurance.

Mr. Andrew R. Amicon
November 12, 1998
Page 9



         12. Successors; Assigns; Amendment; Notice. This Employment Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. This Employment Agreement shall be binding upon you and shall inure to the benefit of your heirs, executors, administrators and legal representatives, but shall not be assignable by you. This Employment Agreement may be amended or altered only by the written agreement of the Company and you. All notices or other communications permitted or required under this Employment Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, by facsimile transmission to the Company (if confirmed) or mailed (certified or registered mail, postage prepaid, return receipt requested) to you or the Company at the respective addresses on the first page of this Employment Agreement, or such other address as shall be furnished in writing by like notice by you or the Company to the other.

         13. Entire Agreement. This Employment Agreement, together with the Stock Purchase Agreement and the Stockholders' Agreement as executed in accordance with Paragraph 10 hereof, embodies the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersedes all such prior agreements and understandings.

         14. Severability. If any term, provision, covenant or restriction of this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Employment Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         15. Governing Law. This Employment Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of state of Minnesota, without giving effect to the principles of conflict of laws thereof. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the federal or State courts, as applicable, sitting in the State of Ohio, County of Franklin. The parties hereto consent to the jurisdiction of such courts for such purposes. The parties hereto waive any claim to a change of venue because of the doctrine of forum non conveniens or otherwise.

         16. Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

         17. Headings. All headings in this Employment Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Employment Agreement.

Mr. Andrew R. Amicon
November 12, 1998
Page 10



         If you accept and agree to the foregoing, please sign and return a counterpart of this letter to the Company at the above address, whereupon this letter will become a binding Employment Agreement between you and the Company as of the date hereof.

                                    Very truly yours,

                                    UNIVERSAL HOSPITAL SERVICES, INC.


                                    By /s/ David E. Dovenberg
                                       ---------------------------
                                       David E. Dovenberg
                                       President and Chief Executive Officer

Accepted and agreed to:

/s/ Andrew R. Amicon
------------------------------
Andrew R. Amicon